March 11, 2016
Holly Energy Partners, L.P. Announces Credit Facility Upsizing to $1.2 Billion
DALLAS--(BUSINESS WIRE) -- Holly Energy Partners, L.P. (NYSE: HEP) (the "Partnership") announced today that is has amended its existing revolving credit facility to increase the maximum amount of the facility from $850 million to $1.2 billion. The credit agreement is available to fund capital expenditures, investments, acquisitions, distribution payments and working capital and for general partnership purposes.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas as well as refinery processing units in Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals, a 50% interest in Osage Pipe Line Company, LLC, which owns a 135-mile crude oil pipeline from Cushing, Oklahoma to El Dorado, Kansas, a 50% interest in Frontier Pipeline Company, which owns a 289-mile crude oil pipeline from Casper, Wyoming to Frontier Station, Utah and a 25% interest in SLC Pipeline LLC which owns a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

Holly Energy Partners, L.P.
Julia Heidenreich, 214-954-6511.
Vice President, Investor Relations
or
Craig Biery, 214-954-6511
Investor Relations